EXHIBIT 99.2

Scientific-Atlanta, Inc.

Fiscal Year 2006 / First Quarter

Earnings Conference Call

October 20, 2005

Tom Robey – Scientific-Atlanta, Inc. – Vice President, Investor Relations

Good afternoon, everyone.

On today’s call, we will hear prepared comments from:

•	Jim McDonald; Chairman, President, and CEO;

•	Wally Haislip; Senior Vice-President, Finance and Operations;

•	Michael Harney, Senior Vice-President & President of our Subscriber Networks business; and

•	Dwight Duke, Senior Vice-President and President of our Transmission Network Systems business

Following their prepared remarks, Jim, Wally, Michael and Dwight — along with our CFO, Julian Eidson, and Executive Vice-President, Allen Ecker — will be available to answer your questions.

Before we begin our call, I will read the required cautionary statements:

The financial results discussed on this conference call and described in the press release are unaudited.

During this conference call we are likely to discuss certain subjects that will contain forward-looking statements. I caution you that any forward-looking statements made by the company are not guarantees of future performance and that a variety of factors could cause the company’s actual results and experience to differ materially from the anticipated or projected results which the company may discuss on this conference call.

Please be advised that a detailed listing of cautionary statements is available to you in our most recently filed 10-K for the fiscal year ended July 1, 2005.

The content of this webcast contains time-sensitive information that is accurate only as of the date of the live broadcast, October 20, 2005. Any redistribution, retransmission, or rebroadcast of this presentation in any form without the express written consent of Scientific-Atlanta is prohibited.

Please note that we plan to provide a copy of today’s earnings press release and a transcript of this conference call to the SEC on Form 8-K within four business days. Note also that our prepared comments will be available on our web site at scientificatlanta.com/investors promptly following this conference call.

Jim?

Jim McDonald – Scientific-Atlanta, Inc. – Chairman, President, and CEO

Good evening and thank you for joining us.

Tonight, we’re pleased to announce the results of a good first quarter. The quarter exhibited year-to-year growth in three important metrics: bookings, sales and profit, while showing sequential decline in some areas. These three metrics have declined sequentially in the first quarter of each of the past three fiscal years.

In the first quarter, we continued to make significant progress in our efforts to expand our served market. Our international bookings and sales set new records this quarter, and we won a significant new international set-top contract. At SBC (SBC Communications Inc.), we received acceptance for a substantial scope of work for their Project Lightspeed. This phase included the Video Operations Center (VOC), a Super Hub Office (SHO), and the initial Video Hub Office (VHO). In addition, our strategies for new products include media center products, international set-tops, IP set-tops, video multiplexing and digital video encoding.

Now Wally will review our financial results for the quarter.

Wally Haislip – Scientific-Atlanta, Inc. – SVP, Finance and Operations

Thanks, Jim.

In our first quarter of fiscal year 2006, sales were $490 million. Earnings per share were $0.39, including after-tax expenses of $6 million related to the expensing of stock options and less than $1 million related to restructuring and the mark-to-market adjustment of an investment. Together, these three items represented $0.05 per share.

In the first quarter, we had bookings of $457 million, an increase of 15 percent from the first quarter of last year. On a sequential basis, bookings declined 4 percent. Note that in the fourth quarter of fiscal year 2005, we de-booked backlog valued at $53 million related to a customer in Japan.

Bookings in our first fiscal quarter often are more challenging because our customers have not yet finalized their capital spending plans for their next fiscal year.

First quarter subscriber product bookings were $323 million, up 6 percent from last year’s first quarter but down 10 percent from last quarter. Following the end of the quarter, we completed an agreement with Time Warner Cable for the delivery of set-tops during calendar year 2006. This contract also includes a commitment to the implementation of Scientific-Atlanta’s switched digital technology in certain of their systems, subject to the execution of a finalized switched digital agreement. We expect to book orders for set-tops valued at approximately $125 million related to this contract in our second quarter. These orders supplement orders for early 2006 that were booked in the quarter just ended.

First quarter transmission product bookings were $135 million, a 45 percent increase from last year and a 12 percent increase sequentially. Transmission bookings included approximately $18 million of bookings from SBC.

International bookings were $136 million, an increase of 82 percent from last year and 27 percent sequentially. European bookings were $78 million, an increase of 117 percent from last year, driven by strong orders for Explorer® digital set-tops, transmission products and cable modems. Bookings increased in all international regions.

Backlog of $433 million was down 2 percent from last year and 7 percent from last quarter. The year-to-year comparison is skewed by the de-booking of Japanese orders in the fourth quarter of last year, which was discussed earlier. We ended the quarter with more than 1 million Explorer digital set-tops in backlog, including 453 thousand digital video recorders (DVRs).

First quarter sales of $490 million increased 8 percent from last year but decreased 7 percent from last quarter.

Sales of subscriber products were $361 million, up 8 percent from last year’s first quarter and down 13 percent sequentially. In the first quarter, we sold one million one hundred two thousand (1.102 million) set-tops, an increase of 7 percent from last year but a decrease of 7 percent sequentially. Shipments of WebSTAR™ cable modems increased 130 percent from last year and 9 percent sequentially to 957 thousand units.

Sales of transmission products were $129 million, up 8 percent from last year and 13 percent from last quarter. In the quarter, we received acceptance for a substantial scope of work for SBC’s Project Lightspeed and recognized approximately $19 million of sales.

International sales of $134 million were the highest in any quarter in the company’s history. On a year-to-year basis, sales in Europe, Canada and Latin America increased strongly, more than offsetting lower sales in Asia.

Gross margin in the first quarter was 37.5 percent of sales, an increase of 90 basis points from last year primarily due to gross margin improvements in digital video recorders and higher sales volumes.

Compared with last quarter, Scientific-Atlanta’s gross margin declined by 1.4 percentage points. Consistent with our comments in July, the favorability related to the timing of procurement savings achieved last quarter did not recur in the first quarter of fiscal year 2006. In addition, a mix shift related to the integration of third-party products in the SBC contract and lower sales volumes contributed to the decline in gross margin. These were offset partially by lower royalty and warranty costs for DVR products and the receipt of an insurance payment related to inventory losses.

Operating expenses were $102 million in the first quarter, an increase of $15 million from last year. The largest single driver of this increase was $8.3 million related to the expensing of stock options, which was recorded as an expense this quarter for the first time. Note that, in addition to this amount, approximately $1.4 million related to the expensing of stock options was included in cost of sales.

On a sequential basis, operating expenses declined by $50 million. Included in last quarter’s operating expenses were pre-tax charges of $33 million related to the settlement with Gemstar and $20 million related to a tentative settlement with the SEC.

In the first quarter of fiscal year 2006, research and development (R&D) expenses were $44 million, an increase of $6 million from last year but approximately flat with last quarter. The increase from last year resulted from higher employment related to new set-top and encoder designs and the expensing of stock options.

SG&A (Sales, General and Administrative) expenses were $57 million, an increase of $8 million from last year and $2 million from last quarter. The year-to-year increase was related primarily to the expensing of stock options. In addition, we recorded pre-tax restructuring expenses of $900 thousand related to the consolidation of our European operations.

Operating margin was 16.6 percent of sales, which included an effect of 2.2 percentage points related to the expensing of stock options and restructuring. Operating margin decreased 80 basis points from last year’s first quarter but increased 6.7 percentage points from last quarter. Note that last quarter’s operating profit reflected the two settlement charges discussed previously.

Net income for the first quarter was $61 million, or $0.39 per share, including after-tax expenses of $6 million related to the expensing of stock options and less than $1 million related to restructuring and the mark-to-market adjustment of an investment. Together, these three items represented $0.05 per share. Net income increased by $5 million, or 9 percent, compared with last year’s first quarter. Net income increased $26 million, or 76 percent compared with last quarter, which included after-tax charges of $43 million primarily related to the two settlements discussed previously.

The effective tax rate for the first quarter of fiscal year 2006 was 34 percent.

Our balance sheet remains very strong. Cash and short-term investments increased by $27 million in the quarter to $1.549 billion. In our first quarter, cash provided by operating activities was $27 million. During the quarter, we contributed $6 million to our qualified pension plan.

Compared to last quarter, accounts receivable increased by $31 million, related to the timing of sales in the quarter. Days sales outstanding increased by nine days to 48 days. Inventory increased by $16 million.

Next, Michael will discuss highlights of the quarter for subscriber products. Michael?

Michael Harney – Scientific-Atlanta, Inc. – SVP and President – Subscriber Networks

Thanks, Wally.

Subscriber had a good first quarter. As in recent quarters, shipments of digital video recorders and high-definition set-tops were the most significant contributors to sales. In addition, international shipments and our IP Systems business made strong contributions to the quarter.

The market drivers for high-definition television continue to be solid. According to the Consumer Electronics Association, 3.8 million digital televisions, most of which are high-definition sets, were shipped to dealers in the first half of calendar year 2005. This represents an increase of 45 percent in unit shipments compared to the first half of the preceding year.

In our fiscal first quarter, we shipped a total of 362 thousand high-definition set-tops, including 221 thousand high-definition digital video recorders. Total HD set-top shipments declined by 20 percent from last quarter, but increased by 50 percent from last year.

By our estimates, average digital video recorder penetration is approximately 17 percent of digital subscribers in systems using Scientific-Atlanta DVRs. The highest system has a penetration of approximately 35 percent, and six systems are now above 30 percent penetration.

In our first quarter, digital video recorder sales of 465 thousand units increased 17 percent from last year’s first quarter, although on a sequential basis, they declined 14 percent.

Development of our MCP-100™ media center, which adds a DVD player and recorder to our DVR features, continues on schedule. We expect that media center units with our SARA software will be available for shipment in our second quarter.

Turning to international,

We had a strong quarter for international set-tops. In the quarter, we shipped approximately 250 thousand digital set-tops to customers outside of the United States. This is an increase of 82 percent from last year and 42 percent sequentially. Sales of our Explorer 4200DVB™ product to Telewest were strong, as were sales of digital set-tops to customers in Canada.

Our first DVR product for the UK market, the Explorer 8300DVB™ PVR (personal video recorder), is well underway. We have delivered approximately 1,000 units to Telewest in support of their field testing, which is in process. The product that we are delivering to Telewest has three video tuners and is the first high-definition cable set-top in the UK. In support of their upcoming launch, we have received our first purchase order for 25 thousand units of this product.

Following the end of the quarter, we signed an agreement with ntl for the supply of a new DVR set-top in the UK. The product, called the Explorer 8450DVB™ HD PVR, will include functionality similar to that of the Explorer 8300DVB and will add the support for MPEG-4. Development on this set-top has begun and is targeted to be completed for a product release in calendar year 2006.

As previously announced, we have launched the Explorer 8200HDJ™ product in Japan to three customers at four sites. We are receiving good response from subscribers in the initial deployments, and we continue to work with another cable operator to meet their requirements.

Now, turning to our IP Systems business,

Cable modem sales in the first quarter were very strong. We sold 957 thousand modems, an increase of 130 percent from last year and an increase of 9 percent sequentially. The mix continued to shift in favor of voice modems; 44 percent of unit shipments, or 425 thousand, were voice modems. Voice modem shipments increased by 305 percent from last year and 24 percent sequentially.

International sales of cable modems continued to be very strong. More than 50 percent of data and voice modems were shipped to customers outside of the United States. Data modems were shipped in substantial numbers to all international regions, whereas voice modem shipments were more concentrated in Europe.

In the quarter, SBC named Scientific-Atlanta as one of the two set-top suppliers for its U-verse TV service, which will be delivered over the network that SBC is expanding through its Project Lightspeed. Our new IPTV products will enable consumers to access TV programming, video-on-demand, interactive applications and other advanced features that are part of the U-verse family of services. The set-tops will be integrated with the Microsoft TV IPTV Edition software platform and will support advanced digital video encoding technologies.

Next, I’ll turn it over to Dwight. Dwight?

Dwight Duke - Scientific Atlanta, Inc. – SVP, President, - Transmission Network Systems

Thanks, Michael.

Our transmission business had another good quarter. The book-to-bill ratio for our business was greater than 1.0.

Five core technologies are driving the transmission business: encoding, multiplexing, switched digital, optics, and HFC access. The first of these, MPEG encoding, is one in which we have made substantial investments in the past several years. In addition to enhancing our MPEG-2 encoders with advanced algorithms, we have introduced a line of encoders capable of supporting advanced digital video encoding. Our standard-definition advanced encoders are currently shipping, and we expect to deliver test units of our high-definition advanced encoders before the end of the calendar year, followed by shipment of production units in early calendar year 2006.

We continue to invest in advanced video multiplexing and MPEG stream processing technologies. Our new flagship product in this area, the Digital Content Manager (DCM), will be capable of simultaneously processing up to 2,000 standard-definition (SD) digital video streams, significantly greater than the past offerings in the marketplace. Representative applications supported by the DCM include digital program insertion, transrating, statistical multiplexing, ASI to IP or IP to ASI conversion. These applications apply to both SD and HD content and will extend to advanced digital video encoding as the product roadmap is developed.

Within the quarter, we received several orders for the DCM, and we currently expect to begin shipments in our second quarter.

Interest in switched digital services is growing among the MSOs. This technology allows cable operators to save bandwidth while offering more digital content by switching it in the home only when selected by a consumer. Our investments include the switched digital server, the DCM as a staging processor, and our portfolio of QAM modulators. Through switched digital technology, operators offer far more niche content, like foreign language programming or college sports, while making bandwidth available for higher-speed data services, voice services, and new applications.

A fourth technology of interest to us is optics. We have continued to enhance our Prisma II™ line of high-power transmitters, optical amplifiers, and receivers. The Prisma II is a chassis based, carrier grade platform, and we continue to increase density and decrease cost – while improving reliability and performance. Earlier this year, we doubled the density of the 1310 transmitters in this platform while maintaining backwards compatibility. This enables MSOs to leverage their past investment in infrastructure (chassis, monitoring and power supplies), and yet take advantage of the latest technology. The higher density allows the MSO to perform more node splitting with less rack space. In addition, the 1550 products continue to get better performance at higher outputs with improved economics, especially with respect to FTTH (fiber to the home) architectures.

Lastly, we continue to invest in our HFC access products. The Gallium Arsenide technology within our GainMaker® family of access products allows us to extend the usable bandwidth of coaxial cable to 1 GHz. The newest addition to our 1 GHz product portfolio is the GainMaker 4-port optical node, which we currently expect to be available for shipment in the third fiscal quarter.

We are applying these technologies in three key growing markets: bandwidth management for cable operators, telephone company architectures, and international markets.

HFC bandwidth management remains a critical issue for cable operators. Our customers are pursuing a variety of approaches to this issue, and we have multiple technologies to offer. Our encoders have been deployed in digital simulcast applications at multiple major MSOs, and we achieved record shipments in the first quarter. Our 1GHz GainMaker products are meeting with success. In our first quarter, shipments of 1GHz products were approximately $8 million and went to several of the top MSOs in North America and to other operators around the world. Additionally, our customers are exploring the use of advanced encoders to save bandwidth and expand their HDTV services. Lastly, we received a commitment from Time Warner Cable to deploy our switched digital technology in calendar year 2006, subject to execution of a finalized switched digital agreement. We expect these products to be available in the second half of the fiscal year.

Our encoders are applicable to video architectures being deployed by telephone companies, as demonstrated by our progress with SBC’s Project Lightspeed. Equally critical to our success at SBC has been our system design and integration expertise. In the quarter, we received SBC’s acceptance for the first Super Hub Office, Video Operations Center and Video Hub Office. These facilities required the integration of hardware and software products from Scientific-Atlanta as well as switches, routers, servers and other products from a variety of other companies.

Another type of video architecture is enabled by the launch of SES AMERICOM’s new IP video service, called “IP PRIME.” In the quarter, we announced an agreement to work with SES AMERICOM on this network. With the completion of the initial phase, SES AMERICOM will employ 140 Scientific-Atlanta MPEG-4 encoders to deliver its multi-channel standard-definition service. IP PRIME enables service providers to deliver digital video via IP transport to their customers over their existing networks without investing in their own encoding infrastructure.

International markets continue to provide an attractive source of growth for our business. We experienced quarter-over-quarter revenue growth in all of our international markets. In Europe, for example, our encoding and multiplexing technology led to key wins with broadcasters in Germany, Italy, Spain and Denmark. In addition, we won a number of DVB (Digital Video Broadcast) cable headend deals. We experienced growth in addressing on-demand applications, and we were awarded optics business in an RF overlay for FTTH network.

In Asia, a major telephone operator selected our products for an enhancement to their network, and with another service provider, we received customer acceptance of our closed-loop statistical multiplexing upgrade to their satellite uplink. As part of our expanding commitment to the Asia Pacific region, we completed the acquisition of all outstanding interests in the Scientific-Atlanta Shanghai joint venture in the quarter.

Back to you, Jim.

Jim McDonald – Scientific-Atlanta, Inc. – Chairman, President, and CEO

Thanks, Dwight.

In summary, we’re pleased with a first quarter in which bookings, sales, and earnings grew from a year ago. We are encouraged that our growth initiatives with telephone companies and with international service providers are making substantial contributions. In addition, we continue to focus on the creation of innovative new products, including international set-tops, IP set-tops, video multiplexers and encoders, that can contribute to our customers’ success in the future.

We recognize the need to put our cash to more productive use. For the past several quarters, we have been unable to repurchase our shares because we have been in possession of material non-public information related to certain issues. We anticipate that we will be able to resolve these issues by the end of the calendar year.

Now we would be pleased to take any questions.

QUESTION AND ANSWER

Operator

Thank you, ladies and gentlemen. The floor is now open for questions. If you have any questions or comments, please press the number one followed by four on your touch-tone phone. Pressing one a second time will remove you from queue should your question be answered. Lastly, we do ask that while you pose your question, that you please pick up your handset if you are listening on a speaker-phone for optimum sound quality. Please hold while we poll for questions. Our first question is coming from Daryl Armstrong. Please state your affiliation and pose your question.

Daryl Armstrong - Citigroup – Analyst

Hi, this is Daryl Armstrong from Citigroup. I have two quick questions. The first one is relative to Japan. Is there any update there? Are you guys still engaged with the customer there, and have you guys been presented with any deadline to resolve the existing issues relative to the set-tops that you—that you shipped there?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President & CEO

We are still engaged with the customer and we have not set any deadlines for completion.

Daryl Armstrong - Citigroup - Analyst

Okay. That’s helpful. And then second of all, what percentage of the backlog this quarter was for DVR?

Wally Haislip - Scientific-Atlanta, Inc. - SVP

We indicated that the backlog of more than a million Explorer set-tops included 453,000 DVRs.

Daryl Armstrong - Citigroup - Analyst

Thank you very much.

Operator

Your next question is coming from Ari Bensinger. Please state your affiliation and pose your question.

Ari Bensinger - Standard & Poors – Analyst

Standard and Poor’s. Just looking at the breakdown of the Explorer set-top boxes, there seemed to be a sharp drop-off in the high-definition DVR’s and — sequentially, I’m just wondering what your take is on the market there, and how you see it playing out throughout fiscal year ‘06?

Wally Haislip - Scientific-Atlanta, Inc. – SVP

This is Wally Haislip. I think that we did see a drop-off of HDTV cable set-top shipments, but as Michael said in the conference call, more than 3.8 million digital set-tops are – digital TVs were shipped in the first half of this year, which represented, if I recall correctly, about a 45% increase over last year. So there is an ongoing pent-up demand, in our opinion, for HD cable set-tops. There was a drop this quarter. During the summertime lots of people were on vacation and, therefore, as Jim indicated in his conference call, the last three years we’ve seen a drop-off of some sort of business from Q4 to Q1, but digital set-tops, including HDTVs, are up significantly versus last year. So we do have one data point of it dropping. There is some degree of seasonality in the quarter, from Q4 to Q1, as we enter into the summer months, but we are very, very pleased with the fact that there is a significant amount of digital TVs continuing to be sold. Therefore, as we look forward in the future, there seems to be a continuing demand for digital HDTV cable set-tops.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President & CEO

One of the things I’d add to that is, if you look at our customers, generally they see their weakest quarter in the second quarter of the year, and that’s generally caused by the fact that all of the university students go home, so there is a lot of disconnects in that area. And the migration from the warmer climates to the northern geography as the summer months come. So if you go back and look at our customers, what you’ll find is over many, many years, decades, they — they see their worst quarter in the second quarter. And of course what that does, as they see the disconnects in that, we always tend to see a slower first quarter. In fact, as I mentioned in the script, what you see is, in the key metrics, our business always tends to drop in the first quarter versus the fourth quarter.

Ari Bensinger - Standard & Poors – Analyst

Thank you.

Operator

Our next question is coming from Marcus Kupferschmidt. Please state your affiliation and pose your question.

Marcus Kupferschmidt - Lehman Brothers - Analyst

Hi, this is Betsy on behalf of Marcus. I’m on the call a little bit late, so I apologize if you already talked about this, but last quarter you gave some of your HDTV unit forecasts for the U.S. market you said seven million for the second half of ‘05, how many do you project in 2006 and 2007 in the U.S.?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President & CEO

I think the Consumer Electronics Association, which really puts those numbers out, started the year at the Consumer Electronics Show in, I believe, January with a very, very, very bullish forecast. I think there has been a recent revision of that forecast down, but I think you would continue to see that there is significant growth on the year-over-year basis, as Michael said in the script.

Marcus Kupferschmidt - Lehman Brothers - Analyst

Okay. Thank you.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President & CEO

I think they have revised the forecast down. But they were looking for an enormous amount of growth and I think — Michael said that you still see very significant growth year-over-year.

Marcus Kupferschmidt - Lehman Brothers - Analyst

Okay.

Operator

Next question is coming from Nikos Theodosopoulos. Please state your affiliation and pose your question.

Nikos Theodosopoulos - UBS Warburg - Analyst

I had a couple of questions. I guess the first one on gross margin. Can you quantify the magnitude of the insurance payment?

Wally Haislip - Scientific-Atlanta, Inc. – SVP

The magnitude — the insurance payment was approximately $2 million.

Nikos Theodosopoulos. - UBS Warburg - Analyst

$2 million. Okay. Second question I had was can you give some sense of the direction on the blended ASP for set-tops and cable modems sequentially? You know, did each go up, did they go down? Can you give — I’m assuming set-tops went down, but can you give a sense of the direction of both of those?

Wally Haislip - Scientific-Atlanta, Inc. – SVP

Well, the set-top average selling price is — the direction was down during the quarter, versus last quarter. If you look at last quarter, we shipped 1.2 million set-tops and of those, we shipped 540,000-plus DVRs. This quarter, out of 1.1 we actually shipped 465,000 DVRs, so the percentage of DVRs as a total were lower this quarter, creating a decline. With regard to the cable modem prices, cable modem prices, similar to set-tops, are declining, almost each quarter, as an individual element, but the—I would tell you that as the mix of cable modems ever increases towards voice-over-IP, that there was not any significant change in average selling prices of the total cable modems during — during the quarter.

Nikos Theodosopoulos. - UBS Warburg - Analyst

Okay. My last question is on the spending patterns of your U.S. customers. You know, if you look at your results, you know, the year-over-year sequential, however you want to look at it, bookings, etc., from a U.S. cable perspective, that was probably your weakest performance. And, you know, this week Motorola and C-Cor kind of talked about tightening CapEx budgets in the U.S. when they gave guidance for the fourth quarter. And last year in your calendar—in the calendar fourth quarter, you experienced some deferrals and so forth. Do you think that the cable companies are — are tightening their budgets going into the fourth quarter and will look to defer, you know, spending until they get into the first quarter, like what happened to you last year? Or do you not know—do you not have a good sense of that at this point?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President & CEO

I think a couple of things that you would look at. The first one, I think, is that if you look at the general trend in a competitive marketplace, the customers tend to increase their capital budgets. Now, as you go through the year, the way you can kind of go do the math on this, obviously is you can go through it customer by customer and in the first part of the year, they disclose what their capital spending has been through the first six months. And then you know what their estimate is for the full year, so you can find out how they’re doing relative to the capital expenditure.

Now, if you go through that customer by customer, what you’ll find is a number of the customers have spent approximately 50% or a little bit less than 50%, as they’ve gone through the first six months. If you go through that analysis, also, you may find that one or so has spent more than 50%, so I would suggest that that is probably a customer by customer scenario. And a lot of it relates to how are they spending their, quotas, you know, announced budgets for the year, and where they stand at the midpoint, and if you, you know, the first six months are available, the rest will be available for the next 30 days for the first nine months. What you’ll find is that most of them are tracking pretty well to their plan. At least one is spending more. So you have to go figure out which one that is and then you can then judge that comment.

Nikos Theodosopoulos. - UBS Warburg - Analyst

Okay. Thank you.

Operator

Your next question is coming from Ehud Gelblum. Please announce your affiliation and pose your question.

Ehud Gelblum - JP Morgan - Analyst

Thanks. It’s JP Morgan. Couple questions I have. First of all, the drop in high end set-top boxes that occurred this quarter that put a drag on the ASP, was that due to one customer in particular, or did you see that spread out over the entire customer base? The concept of a shift away from higher end boxes?

Wally Haislip - Scientific-Atlanta, Inc. – SVP

The drop—there was some—the Q4 to Q1 drop did relate to nearly all of the customers. There was one or two customers actually increased DVR takes quarter-over-quarter. But there were a couple quarters—there were a couple of customers and we don’t give specific information about individual customers, but there were a couple of customers that did take a significant amount less quarter-over-quarter. But the drop was in nearly all of the — of our customer base.

Ehud Gelblum - JP Morgan - Analyst

Okay. Given that it’s a fiscal first quarter and you expect it as well as most other people that the total box shipments would fall, was the total box numbers didn’t necessarily fall out of line, it was so much the mix. Did that mix surprise you? And, if so, how did your customers explain it? Did they say it had something to do with the order patterns of their customers or did it have more to do with the inventories of the different types of boxes in stock?

Wally Haislip - Scientific-Atlanta, Inc. – SVP

I think that certainly there is going to be a drop in total, like you said, in the drop —there was a drop of — from 1.2 to 1.1. There is a summer-month type of impact. I think that some of the drop associated, as I indicated, was in DVR’s, was related to a couple specific customers. At least one it relates to, simply, is buying patterns from us. We’ve reiterated several times before that some customers don’t buy on a regular quarter-by-quarter basis. They buy a lot one quarter and then they slow down the next quarter and then reiterate that pattern over and over again. And at least, in one customer that was the case.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President & CEO

You know, there is a number of ways you can kind of cut this. One is, obviously, you look at it as a quarter-over-quarter basis and you see where you are relative to the beginning of this year versus last year. And as we reported, we had a better first quarter this year than we had last year. I think then if you start to try to get under it and look at it, what you’ll find is that historically we have a weaker first quarter than we have a fourth quarter. And if you look at it from a booking standpoint, it is easy to kind of understand how this happens. You know, if a customer happens to book six months worth of orders at one time, 90 days later we can’t book another six months because we have a six-month booking policy. So the only additional booking you would really get there is three additional months because that is all the time that has elapsed. Also we get the situation as we go through the first quarter that our customers really haven’t finalized their budgets for next year so in many cases they’re reluctant to commit the budgets until they get approved by all their senior people. So as we have talked about, you get lumpiness in our bookings — in both directions as you go, so it’s always kind of best to look at multiple quarters as you do that.

Ehud Gelblum - JP Morgan - Analyst

Jim, I thought you were talking more about the drop off in high end boxes more so than the total —.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President & CEO

You also get the same thing to some extent in sales, where customers will take more at once or they’ll push it out a little bit. So it’s usually better to look at these things on a multiple-quarter basis. Clearly, we see no fundamental change in the high-definition market, and as Michael walked you through, as you look at penetration of DVRs in various systems, some are up in the 30%, the average is at 17 and some obviously are lower than that. So you know that a lot of systems have passed a whole lot higher number than the average. So we don’t see any fundamental shifts in either one of these markets.

Wally Haislip - Scientific-Atlanta, Inc. – SVP

To give you one other data point, and it is just a data point, is that I would remind you that we indicated that of the one million Explorer set-tops that we have in our backlog, 453,000 units were DVRs and that actually represented a 55,000 unit increase from last quarter’s 398,000 level.

Ehud Gelblum - JP Morgan - Analyst

Okay.

Wally Haislip - Scientific-Atlanta, Inc. – SVP

Okay?

Ehud Gelblum - JP Morgan - Analyst

Gross margin 37.5%, remains strong, stronger than most people, myself included, had thought, despite the lower ASP and the lower end boxes. How sustainable is that gross margin at that point? Is your gross margin somewhat invariant to the types of boxes you have now?

Wally Haislip - Scientific-Atlanta, Inc. – SVP

As we indicated in the conference call, we did have a very good quarter and margins, as you indicate, and we continue to work on that issue at this Company, and we’ve had pretty good success over the last couple of years. If you look at this particular quarter and compare it to last quarter, as we indicated, we had three items that did add to favorability during the quarter, royalty and warranty costs associated with DVRs, looking at the rate of accrual of royalties required for DVRs, as well as the warranty failure rate, is coming down, thus requiring lower warranty costs, as well as the one-time insurance payment. If you look at that and compare that and its impact relative, perhaps offset by a couple of other items, you draw the conclusion that probably the unusual items have about a one-point impact — favorable impact on the quarter.

So with that information, again, I would emphasize that on an on-going basis, we believe that we can maintain margins in that 36 to 37% range. We endeavor to have it at the high end and beat it, even, and we did this quarter. But we have confidence that we can move throughout the year and continue to maintain margins in the 36 to 37% range, depending on the mix of products and the mix of customers as we go throughout the year.

Ehud Gelblum - JP Morgan - Analyst

Okay. If I can fit two other things. International, you are about 200,000 boxes again for the second straight quarter, in that range actually, at least. What happened internationally and how sustainable is that — is the growth in international boxes? Or will that fall down?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President & CEO

One of the things we have said for some period of time, diversifying our customer base is critical and that, because that gives us a much broader base to grow into. And, of course, two key areas that we’re very pleased with this quarter is the beginning now of our telephone revenue stream, with the revenue recognition of SBC and the fact that they’re just getting started on that project. And of course, the other area we focused a lot of attention on is our international business and this has been the best quarter we’ve ever had.

Ehud Gelblum - JP Morgan - Analyst

So that level is sustainable.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President & CEO

Unless we don’t see the international market retracting over the long hall. Obviously there’s customer-by-customer situations, but we continue to believe that it’s going to be a very important focus of our Company.

Wally Haislip - Scientific-Atlanta, Inc. – SVP

With regards specifically to your question of shipments of set-tops, you were right. We did ship about 250,000 set-tops. If my memory serves me correct, that compares to about 178,000 units last quarter. So it was an increase. There was an increase in both the Telewest shipments and

4200DVB. They’re rolling out and until they start to significantly roll out DVRs during 2006, they will continue to need the 4200DVB. And in Canada, both Rogers and Videotron are rolling out digital set-tops at a very good rate, and we are benefiting from that. But the—in Canada, the tendency is, as we’ve indicated several quarters before, that that take rate seems to be a little bit lumpy. They take a lot of units one quarter and then they tone it down the next quarter.

So I think the answer to your question is, yes, we believe that international sales of set-tops have the opportunity to continue at a fairly high rate, with the one caution that in Canada, that’s a little more lumpier than might be indicated by, hey, we’ll maintain this exact rate going forward. Okay?

Ehud Gelblum - JP Morgan - Analyst

Thanks. I’ll let someone else ask some questions.

Operator

Next question is coming from Todd Koffman. Please announce your affiliation and pose your question.

Todd Koffman - Raymond James - Analyst

Raymond James. Specific to the DVR shipments, there’s been no seasonality in this very successful product line in the last few years, despite the commentary about seasonal spending patterns. This has been an incredibly successful product for you and it has been up and to the right very consistently the last couple of years. This is the first quarter we’ve seen a sequential decline and although you cited a pretty nice backlog, 453, a few quarters ago you had a backlog that you reported almost 500,000 units of DVR. My question is what’s going on with the DVR product cycle, regardless of whether it’s a high definition DVR or standard definition DVR, are we sort of hitting, maybe, a penetration, maybe this thing won’t be in 50% of all households, maybe it flattens out at 30% or something like that?

Jim McDonald - Scientific-Atlanta, Inc. – Chairman, President & CEO

I think the way you look at it obviously is you go through it customer by customer, and what you find is in certain cases, customers take some one quarter and they may have less the next quarter and they may build up the following quarter. If you look at it as we talked about earlier, in certain cases, you know, like in Canada, Wally talked about the fact that they tend to take a lot in one quarter and a little bit less the next quarter. I think if you kind of go look through it and you look at the penetration rate of the people that are taking a lot of these things, which you kind of find out is that we haven’t seen any major shifts in this market or saturation point. So we don’t see it by looking at the numbers that, they’re, quote some kind of saturation factor going up.

Todd Koffman - Raymond James - Analyst

Could it be that maybe at this level or maybe slightly above this level is going to be sort of where the shipment levels just flatten out or do you still think this thing is on a pretty healthy upward ramp going forward?

Jim McDonald - Scientific-Atlanta, Inc. – Chairman, President & CEO

No, I think relative to, you know, whether it contin — obviously it is a lot easier to take a 50,000 number and double it than it is to take a 400, 450,000 number and double it. So just the very magnitude of where we are, isn’t going to allow the percentage gains that we’ve had in the past. So I think the other part we’ve talked about is the necessity to continue to expand our business internationally. And of course a number of these things that we’ve talked about at international set-top contracts, really relate to DVR business.

So these are development of DVRs, so I think to some extent you may — you may, and I’m not going to forecast the future, you may start to see the percentage, obviously, slowing down. Whether it reaches a steady stage or not, we’ll just have to kind of see whether it continues to migrate up. I don’t think we can forecast that, but clearly the way to expand the number is by expanding this product across the international base and, of course, as the telephone companies enter the market, they’re going to need DVR products, as well. So the international and telephone expansion also is the key expansion to the DVR.

Todd Koffman - Raymond James - Analyst

Thank you. Very helpful.

Operator

Next question is coming from Rob Sanderson. Please announce your affiliation and pose your question.

Rob Sanderson - American Technology Research - Analyst

Hi, good afternoon. American Technology Research. I have a question for Michael. Maybe — you gave us an illustration of DVR penetration. I think you said 17% of digital overall, and 35% of top market. Could you give us—could you expand on that illustration, if you have the data? What’s your estimate of digital penetration overall in Scientific-Atlanta systems and digital penetration in top market and maybe that’ll be helpful in sort of answering some of these DVR-related questions?

Jim McDonald - Scientific-Atlanta, Inc. – Chairman, President & CEO

I can help you with a little of it and Michael can add to it. If you look at Cablevision, they’re at the highest part, they have not reported their numbers this quarter, but I think about a quarter and a half ago, they were at about 54%. If you look at it, their penetration of analog set-tops were up over 60%. So the fact that they’re getting digital up in this range was also done with advanced analog. They’re putting in a couple of boxes per house, so the additional outlets are very important. If you look at Time Warner, they’re up around 50%. If you look at others, I think they’re in the 40 to 50% range. So I’d say on average it is probably in the 45 to 50% range.

And of course, one of the issues for all of the cable operators is, as the telephone people come and as the satellite guys operate digital systems across the board, what you find is that the question will be is how do you ultimately get to all-digital systems and do you migrate this up over a period of time and then switch out the rest? But, you know, I think today you’d say the average is around 45%. You get box penetration anywhere from 1.3, to 2.0, depending upon what — which one you want and, of course, I think most people are looking for ways of how do you get to mostly digital systems? Michael, would you like to add to that?

Michael Harney - Scientific-Atlanta, Inc. - SVP

Just two other comments. The industry is moving towards digital simulcast, and some customers can do that easier than others. One of our Canadian customers has done that and we’re now selling them, at least in some of the platforms, all digital platforms, and they’re trying to figure out how to actually market — I won’t call them low-end digital services, but entry level digital services to those analog subs so they can continue the process of trying to get those analog channels back and also be in a position to offer analog customers a much more exciting set of products and services. So that activity is going on, it’s just starting.

I think on the DVR side, if you were to take Cablevision, they’re actually in single-digits at this point in time. So they’re just sort of starting and we sort of predicted that because they had all of their capital focused on trying to catch-up, if you will, to get digital penetration of which they have done a great job. The other thing we’ve talked about before and we’re starting to see is really our replacement cycle begins. And we first started shipping these boxes back in ‘98, I believe, so we’re really looking at some products that just, for whatever reason, is going to have to come out of the field and we’re seeing that start to be a component of our modeling that we do.

Rob Sanderson - American Technology Research - Analyst

That’s all helpful but, Michael, I guess what I’m really trying to get at is, obviously, that top system 35%, that’s not Cablevision, but is that an unusual system or is that more reflective of what the, you know, overall demand is there? What is the digital penetration in that system where you’re at 35?

Michael Harney - Scientific-Atlanta, Inc. - SVP

Probably between 45 and 50, would be my guess.

Rob Sanderson - American Technology Research - Analyst

So it’s not really unusual from the overall market?

Michael Harney - Scientific-Atlanta, Inc. - SVP

No, we don’t — we don’t — I know this is a controversial subject and so we’re all going to spend a lot of time on it and it’s very important, but all of the primary research we have done really suggests that plain old cable subscribers, if you don’t make them commit for a year, you don’t make them buy a $200 device and you don’t make them pay for three months and get some kind of hooks on the product, this just looks like plain old cable, and that’s what we’ve seen in the deployment rates. It looks very much like what we saw when we originally went to digital and we’re just going to have to keep watching that, but that is what the data says. If there is any throttling, it typically is centered around marketing campaigns and capital budgets as opposed to the desire of the consumer to have the product. We have to, obviously, look at the competition. The competition continues to push hard and in these telco markets, it’s clear to me at least, that the first set-top in that home is not going to be an entry level set-top. It’s going to be a DVR HD set-top, for the most part.

Rob Sanderson - American Technology Research - Analyst

That answers it. Thanks a lot, guys.

Operator

Next question is coming from Anton Wahlman. Please announce your affiliation and pose your question.

Anton Wahlman - Needham & Company - Analyst

It’s Needham & Company. Michael, two issues that I haven’t heard you talk about for a while. First of all, this whole overlay and replacement business, it’s now been a year or two ago since you basically did the stuff in Houston and a few other places at Time Warner and some stuff going on in Tucson, Arizona. Is there—are we just waiting for the big Adelphia overlay swap-out, whatever you want to call it, and the repercussions of that merger happening, or is it – or do you expect that there will be other places as well where this will be occurring or is that an era that is sort of now over?

Michael Harney - Scientific-Atlanta, Inc. - SVP

It is an initiative for us in our fiscal year and we have baked into our plan some success there and we are, you know, actively engaged in a number of opportunities. The other thing though, that’s coming along as time passes, this happens, right? As time passes the next generation sort of activities, which sort of accomplish the same thing with a maybe different method are also coming to the horizon. So we have those kind of initiatives we’re working on, as well. I think the new news, and I don’t have the numbers, but what we have seen at overlay sites is instead of focused on the DVR product, they have been taking other products and that’s really a good vote of confidence in not only our DVR product, but our Company.

Anton Wahlman - Needham & Company - Analyst

So meaning just non-DVR set-tops?

Michael Harney - Scientific-Atlanta, Inc. - SVP

Right.

Anton Wahlman - Needham & Company - Analyst

Okay. The other thing is — another issue you haven’t talked much about recently, I think last December. Time Warner announced its first multi-room being launched in Minneapolis or something like that. Where do we stand with that now? Whether at that customer or the market more broadly? Has that moved forward and is there any shift in technology there, whether HPNA or some other in-home networking and multimedia technology that will essentially replace it and, therefore, people might have waited and can you fill us in on that?

Michael Harney - Scientific-Atlanta, Inc. - SVP

Yes, the product has done really well from the standpoint it works; We’ve won some awards for it. It’s quite innovative. It’s probably — I’m looking at a list here — it’s probably in about 20 sites, but it’s not deployed heavily and the reason why is that the sites, which is — we get benefit out of this in our other product line, but the sites are using their operational people who can do installations to actually install the voice product. So when they look, they sort of look at multi-room, very cool, the consumer will get it but not sure how much more money I’m going to make over what we’re already doing and we do have systems that put multiple DVR’s in the house, which is also just fine with us. But they really focused on — on using that talent to do the voice rollout. What we are seeing in the other accounts is HP&A-3 over coax and our IP product lines support that. We also have coax, the use of that bridges what we sell and people are using those applications.

Anton Wahlman - Needham & Company - Analyst

Okay. Just a final item.

Jim McDonald - Scientific-Atlanta, Inc. – Chairman, President & CEO

Anton, part of the trade-off, obviously, is you want to spend less time in the house and give them multiple DVRs or do you want to go in and spend a little more time. And I think, as they’re pushed to roll out new products like voice, I think they’re electing to just give them more DVRs.

Anton Wahlman - Needham & Company - Analyst

Hey, better for you, right?

Jim McDonald - Scientific-Atlanta, Inc. – Chairman, President & CEO

We gave it to control the capital in the house but the other option, obviously, is better for us.

Anton Wahlman - Needham & Company - Analyst

Do you think that the telephone companies get it as far as the DVR is concerned? Telephone companies have traditionally had a lot of centralized thinking there and tend to talk a lot about network PVR, and if they can at all avoid putting a big expensive box in somebody’s house, (inaudible) there. What is your sense of their thinking, not specifically to any one guy like SBC, but far more broader than that?

Jim McDonald - Scientific-Atlanta, Inc. – Chairman, President & CEO

I think a couple of things. One is that they do clearly get it and they understand the adoption rates of DVRs. But I think the other one people need to understand is that this is the first functionality of what distributed storage does for you. And I think if you go through and look at both cable plans and look at telephone plans, is what people really want to move toward is first bundled services and then integrated services. So, over time the way you’re going to integrate these services across these devices is basically by working it into more of the media center products, the home controllers and that.

So, you know, what we’re really seeing with DVRs is we’re seeing the first-generation of where you take the product. And, of course, we’re working on a lot of silicon technologies and other things that will continue to put significant functionality into these products. Of course, the DVD burner is the first one. But there’s a lot of stuff you can do. So, when you think of DVRs, you shouldn’t think of it just in terms of the current function. It is basically a platform that we will be able to extend for many years in the future. So, ultimately, you continue to add functionality, you add more storage, you add more tuners, you add multi-room to it, you add DVD burners. And over time you add the ability to plug in other devices, transfer things from your PC, or be able to program it from your cell phone. So it’s really a platform that goes forward. And I think you need to think of this as a platform, and this is really the first-generation of a product. It’s just in its initial stages.

Anton Wahlman - Needham & Company - Analyst

Okey-dokey. Thank you.

Operator

Next question is coming from April Horace. Please announce your affiliation and pose your question.

April Horace - HoeferArnett - Analyst

Hi, good afternoon. It’s HoeferArnett. A couple quick, you know, housekeeping questions. One, who were your 10% customers? Two, with respect to J:com, you said there is no deadline, but is it still a question of when, and not if? And then I have a couple of other follow-ups.

Jim McDonald - Scientific-Atlanta, Inc. – Chairman, President & CEO

I’ll do the first one, its Time Warner and Cablevision.

Wally Haislip - Scientific-Atlanta, Inc. – SVP

Your second question was with regard to — could you re-ask the question associated with J:com?

April Horace - HoeferArnett - Analyst

You talk about J:com and that there’s no deadline. But is there any concern that it’s more of an if versus a when?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President & CEO

Well, let me try that. I think Mr. Morizumi spoke at a conference recently in New York and he talked about the relationship between the two companies. I think you can go dig that out and get the customer’s side of it. I think one of the things you find is that the market that they operate in is competitive, it is moving. It’s not like we couldn’t qualify what we originally started with, but, you know, as being an additional entry into their business, what we really need to do is—we’re moving against a moving set of targets and we understand that the customers’ competitive environment is changing and we’ve got to continue to move along with that. So, you know, not setting a hard core date is a little bit because the functionality is moving at the same time and it’s just how do you intersect with the right functionality at the right time.

April Horace - HoeferArnett - Analyst

And then with respect to Echostar’s introducing a new DVR to go, as well as Pace also introduced one, are you seeing any interest in the DVR to go kind of scenario from any other of your customers? And then can you give us on update your build-out for the plant capacity of going from 1.3 million set-tops?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President & CEO

Well, I think one of the things is — and I’ll let Michael do this — is I talked about, that this is really a platform under which you will basically access and store a lot of your services. So clearly, if you look at the focus of a lot of the consumer electronic people, they’re really wanting to move toward, you know, being able to take your content with you. And, obviously, you saw the new video iPod, you see products that are being talked about by both Sony and Samsung and almost all the new consumer electronics. That’s a functionality that you’re going to want to put into it, you know. And the other thing I think is what we all know is people respond to competition. So the fact that one person introduces it means that other people are going to move in that direction and so I’ll let Michael talk about the specifics, but the answer is yes. We’ve talked about our customers about this for quite a while.

Michael Harney - Scientific-Atlanta, Inc. - SVP

Well, obviously the first step of video to go is the DVD burner product and they’re actually three modes in the product we have, but one of them basically will work with any portable DVD player in the car or whatever. We have been working, I think, I’ve probably mentioned this in the past, but we have been working with a major customer, major consumer electronics company to interface the Explorer 8000 products in a very secure way to the personal media device, so when that content is transferred there is no content issues that people are worried about. And so we are working on that. I think lots of excitement, lots of interest, we’re all spending time on it. I think it’ll take a while to sort out exactly how those products get to market and how they’re supported, but we are definitely working on it.

Wally Haislip – Scientific-Atlanta, Inc. – SVP

With regard to the 1.3-unit — million-unit capacity for set-tops, that expansion has two phases. One is a productivity improvement, in which we’re working on the testing of our boxes to reduce the amount of test time, and therefore, increase the capacity. The second one is adding new equipment and we expect to have both of those completed this quarter.

April Horace - HoeferArnett - Analyst

And then, last question, I know you said that you’ll have this situation about cash and repurchasing stock done in the second quarter this year. Can you give us any color as to what’s holding it up?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President & CEO

What I said is we would resolve the issues. We basically report share repurchases after we do them. And, you know, since it is material non-public information, I obviously can’t make it public.

April Horace - HoeferArnett - Analyst

Okay. Thanks. Appreciate it.

Operator

The next question is coming from Bob Reitzes. Please announce your affiliation and pose your question.

Bob Reitzes - Bear Asset Management - Analyst

Hi, it’s Bob Reitzes from Bear Asset Management. I’ve got some easy questions. Generally, you guys, I know you don’t give guidance, per se, by numbers, but it’s generally the recent quarter just happens, your weakest quarters, one of your weakest and you build on that. Is there any reason to expect seasonality would be different this time, either worse, better or what have you? Can you comment on that?

Wally Haislip - Scientific-Atlanta, Inc. – SVP

We do not have any information that would indicate a variance from past patterns at this stage of the game.

Bob Reitzes - Bear Asset Management - Analyst

Okay. So what I’m reading into is that I’m not asking you for a point number, but you would expect the current quarter, the December quarter to be better than the September quarter?

Jim McDonald - Scientific-Atlanta, Inc. – Chairman, President & CEO

I think we better stop where we are.

Bob Reitzes - Bear Asset Management - Analyst

Okay. Well, as much help as you can give shareholders is —

Jim McDonald - Scientific-Atlanta, Inc. – Chairman, President & CEO

I understand, we —

Bob Reitzes - Bear Asset Management - Analyst

Okay.

Jim McDonald - Scientific-Atlanta, Inc. – Chairman, President & CEO

We want to do it but we don’t want to extrapolate the past to the future.

Bob Reitzes - Bear Asset Management - Analyst

Okay. Then the second thing I wanted to ask you, I understand what you said in the last paragraph regarding, you know, stock buy-back or using — at one conference you guys said that buying back stock was the primary purpose – it was the number one thing that you would do with your cash. Is that still a reasonable expectation?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President & CEO

The answer to that is yes, we obviously know that the cash sitting where it is is not the best use. I will clearly say, you know, there’s been rumors that we’re going to make some big acquisition, but we aren’t actively engaged in anything at this time regarding that. And we’ve talked to our major shareholders and they clearly believe that we — we would basically — they would prefer to have a stock buy-back over a dividend. So I think if you look at it, if we could find the right strategic acquisition that would make sense for investment of some of this capital, we would do that.

However, you know, this thing is — especially at the subscriber level is kind of in between us and our competition, and we aren’t going to buy them and they are not going to buy us, the way you’d see that. So the acquisitions, generally, are more limited. We’ve talked about it as we build our customer base up in the telephone side that we would look at potential synergistic acquisitions that we could make as we build a telephone customer base up. But I would clearly tell you at this stage we are not looking at very large acquisitions. We would also consider international acquisitions if we can find them. But, once again, they wouldn’t come into the large categories, so we clearly know we have significant more cash than is needed to support our business. And we believe that the stock buy-back would obviously be our choice of how to return it to the shareholders versus the dividend.

Bob Reitzes - Bear Asset Management - Analyst

Is there any kind of help you can do, what you consider is a prudent amount of cash to have on the balance sheet?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President & CEO

We’ve done analysis from business all the way from 20% debt to having cash on the balance sheet. We obviously generate cash, so we’re not a cash-user. So I think it would be whatever we would consider we would probably want to hold back for acquisitions.

Bob Reitzes - Bear Asset Management - Analyst

Okay. Can you give us any hand on that or is that—

Wally Haislip - Scientific-Atlanta, Inc. – SVP

In the past we have indicated that to run the ongoing business and to — obviously in business cycles there are both ups and downs associated with cash-flow, although we’ve been on an up for about four or five years, but given our size and so forth, we do not believe that we need more than $500 million for ongoing operations.

Bob Reitzes - Bear Asset Management - Analyst

Okay. That’s what I wanted. Thanks.

Operator

Next question is coming from Jason Ader. Please state your affiliation and pose your question.

Jason Ader - Thomas Weisel Partners - Analyst

Yes, Thomas Weisel Partners. Thanks. Just a few questions. First, Wally, just some housekeeping on the options expense. You said 8.3 million went into OpEx. Is that right?

Wally Haislip - Scientific-Atlanta, Inc. – SVP

That is correct.

Jason Ader - Thomas Weisel Partners - Analyst

Could you break that out for us into SG&A and R&D, just so we have some historical comparisons on the organic R&D and SG&A?

Wally Haislip - Scientific-Atlanta, Inc. – SVP

The break-out is approximately $2 million in R&D and $6 million in SG&A.

Jason Ader - Thomas Weisel Partners - Analyst

Okay, thanks. And then you said approximately 1.4 million included in cost of sales?

Wally Haislip - Scientific-Atlanta, Inc. – SVP

That is correct.

Jason Ader - Thomas Weisel Partners - Analyst

Okay. So I guess technically if we want to try to show a pro forma without options expense, then you would get some type of boost to the gross margin. Is that the right way to think about it?

Wally Haislip - Scientific-Atlanta, Inc. – SVP

That is correct.

Jason Ader - Thomas Weisel Partners - Analyst

Okay. All right. I just — with this options expensing it is making the numbers a little bit more hard to compare.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President & CEO

It is also very difficult to calculate.

Jason Ader - Thomas Weisel Partners - Analyst

Yes. All right. So the next question I had, and I think I don’t want to beat a dead horse here, but it does seem like the business was down more than normal, sequentially. You know, to what would you attribute that? I know you’ve had declines over the last three years, I went back and checked. It is usually a few percent. But, if you take out SBC being an incremental driver here in the quarter, it would be down about 10%. So is there any explanation or anything you can help us to understand that, or is it just kind of a timing issue?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President & CEO

I think it is timing as we talked about. Sometimes people take them a little early, sometimes they let them bleed down a little bit on the inventory and they call you up in a panic mode and want it right away. Best we can tell, it is timing.

Jason Ader - Thomas Weisel Partners - Analyst

All right. And then the Time Warner order, that you talked about, I think you said 125 million. Is that — you’ve already booked that in the quarter?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President & CEO

It’ll be booked this coming quarter.

Jason Ader - Thomas Weisel Partners - Analyst

Okay. Is that normal? I am trying to remember the history. Is that sort of a normal 6-month order for them?

Wally Haislip - Scientific-Atlanta, Inc. – SVP

What we—

Jason Ader - Thomas Weisel Partners - Analyst

I know you’ve reported a year ago or year and a half ago I remember in one of the calls you mentioned a big order from Time Warner. I’m just trying to remember the magnitude.

Wally Haislip - Scientific-Atlanta, Inc. – SVP

Let me put it in — We do have a six-month booking policy, okay, and what we said was we had a contract for the calendar year ‘06. We also indicated that we recorded—we will record this quarter $125 million. We also said that we already had in backlog units that we had booked at the end of September that would also go for this—for the January through March timeframe, so that $125 million represents less than six months and more than three months.

Jason Ader - Thomas Weisel Partners - Analyst

Less than six months. Okay. So that’s not—okay. I got you. Less than six months, more than three months. Okay. And then just, last point here, you’ve — in the past you’ve given book-to-bill on DVRs and I guess I could probably figure that out, but—

Wally Haislip - Scientific-Atlanta, Inc. – SVP

As we indicated, the increase in backlog was 65,000 units. From a unit point of view book to bill was positive 55,000 units during the quarter.

Jason Ader - Thomas Weisel Partners - Analyst

Thank you.

Operator

Next question is coming from Larry Harris. Please announce your affiliation and then pose your question.

Larry Harris - Oppenheimer - Analyst

Yes, Oppenheimer. Just a couple of quick questions. Capital expenditures in the quarter, was it about $9 million?

Wally Haislip - Scientific-Atlanta, Inc. - SVP

It was approximately $10 million, Larry.

Larry Harris - Oppenheimer - Analyst

Okay. And with respect to the $17.7 million of follow-on booking for Project Lightspeed, is this something that you think can be quickly turned into revenues or is this something where we will see perhaps a little bit of lumpiness where it will be in stages and every couple of quarters or so we’ll see some additional revenues recognized?

Wally Haislip - Scientific-Atlanta, Inc. - SVP

We will—that $17.7 million represents orders that we expect to ship over the six-month time frame from October 1st to March 31st and a portion of that we expect to have in our sales in the upcoming quarter.

Dwight Duke - Scientific-Atlanta, Inc. - SVP

Larry, this is Dwight. I would say we will get some revenue in each quarter, but it will be lumpy.

Larry Harris - Oppenheimer - Analyst

Understood. Okay, thank you.

Operator

The next question is coming from Scott Coleman. Please announce your affiliation and pose your question.

Scott Coleman - Morgan Stanley - Analyst

Sure, Morgan Stanley. Thanks. Just a quick question on working capital. Wally, I know DSOs tend to go up in the first quarter for you guys, but they went up a little more than I would have expected. Is there anything unusual going on there with a particular customer or was this just the normal course of business?

Wally Haislip - Scientific-Atlanta, Inc. - SVP

What we indicated in the conference call, in the script, was that we had a larger than normal first-quarter amount of shipments going into the last month. And if we have terms of 30-days or larger, and you increase significantly the amount of shipments in the last month of the quarter, then you obviously cannot collect those receivables and that played a big role in determining the increase in days.

Scott Coleman - Morgan Stanley - Analyst

Okay.

Wally Haislip - Scientific-Atlanta, Inc. - SVP

And a large piece of that — a portion of that comes with the SBC of $19 million. That acceptance occurred in the last week of the quarter.

Scott Coleman - Morgan Stanley - Analyst

Okay. Does international also carry 30-day terms?

Wally Haislip - Scientific-Atlanta, Inc. - SVP

We have a wide range. The standard terms of the Company are 30 days. We have customers that have 60 days. We have customers that have 45 days. We have customers that have net 10 days, if they pay — we offer a premium to pay. So it goes from 10 days to 60-plus days.

Scott Coleman - Morgan Stanley - Analyst

Okay. And—

Wally Haislip - Scientific-Atlanta, Inc. - SVP

And I would agree with you that international would tend to be on a slightly higher side than the normal U.S. receivable days.

Scott Coleman - Morgan Stanley - Analyst

Okay. And, you know, I know you guys don’t like to give guidance, but in terms of options expense, is the amount you announced this quarter a reasonable quarterly expectation for the rest of this fiscal year?

Wally Haislip - Scientific-Atlanta, Inc. - SVP

As we indicated during the — during the script, and Jim reiterated, this is not an easily calculated item. We generally make — in the past, we have generally granted in our third quarter options, so during our period which you grant options you will have some degree of variability, plus you also have to continue to evaluate things like the volatility of the stock and so forth. And so I think — I think we will have to wait and see how this goes each quarter this year in order to establish a trend pattern. Okay?

Scott Coleman - Morgan Stanley - Analyst

Fair enough. And then one last question. The last couple of quarters you’ve given us the number of multi-room boxes shipped. I know Michael addressed some of the fundamental issues around this box right now, but I’m wondering if you would be willing to give us a number for the quarter?

Wally Haislip - Scientific-Atlanta, Inc. - SVP

I will not give you the number for the quarter but cumulatively thus far we have shipped 32,000 multi-room units.

Scott Coleman - Morgan Stanley - Analyst

Thanks, guys. Thanks for staying on so late.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President & CEO

No problem.

Operator

Next question comes from Chris Rowen. Please announce your affiliation and pose your question.

Chris Rowen - Robinson Humphrey - Analyst

Robinson Humphrey. Wally, just to clarify when you said the fourth quarter would be like past seasonality, were you referring to last year or your typical seasonality? And then my second question has to do with DVR. Just going on our local Comcast website here, and I realize it is not necessarily an SFA system, but the pricing to go from an analog subscriber to get the digital and the DVR, you’re now looking at a delta of about $25 versus what in the past has been as low as 15. And I’m wondering are you seeing that broadly across your MSOs and are they doing that for CapEx reasons or is it because their VOD offering is starting to get a little more competitive?

Wally Haislip - Scientific-Atlanta, Inc. - SVP

Let me answer the first part of the question and then I’ll let Michael answer the question about DVR pricing by our customers. I believe what I was asked a specific question associated with whether or not the Q4 to Q1 rate of change that we saw this quarter, whether it exhibited anything unusual and what I responded was at this point in time, we did not—we could not identify anything that was specifically unusual about this change rate. There are—the amount of decrease was greater than past quarters. I think Jim indicated that there was some lumpiness to our sales pattern and we have indicated that in past quarters, and we’ve indicated that we’re not going to forecast based on what we saw here. But we did not see any — we have not identified anything significantly unusual about the Q4 to Q1 pattern that we saw this quarter. And now I’ll let Michael answer the question about DVR pricing from our customers.

Michael Harney - Scientific-Atlanta, Inc. - SVP

Yeah, I think obviously the DVRs, especially if it is an HD DVR, with a large hard drive, carry a fairly high price. And I think early in the last few products the industry was reluctant to offer DVR a la carte to an analog subscriber, not because they don’t believe the analog subscriber would love it, I mean our data suggests that they absolutely will, but because the business model’s a little more problematic there. So we do have customers who are experimenting now and what they’re looking at is not requiring the analog sub to buy the digital service, but offering the DVR service at a higher price than they offer to their digital subs. And they’re trying to find a sweet spot where that works for everybody, and it’s just starting to happen. And we believe if they can figure that out, that’s a way to start getting analog subs onto the digital platform.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President & CEO

I think the other one to consider is what is kind of a competitive marketplace in terms of what competitors offer in this space. And, of course, a couple things. One, is you see very competitive pricing out of both Direct TV and Dish relative to offering DVR products. And I think if you follow Direct TV’s announced strategy, what you’ll find is that they’re going to be implementing a basically a VOD service, by basically loading your hard drive up with a number of movies and then basically charging you as you watch the movies. So the competitive landscape from the satellite guys is going to move in the area of DVRs, so the question will be, as more and more people get exposed, how do you respond to that kind of strategy.

Michael Harney - Scientific-Atlanta, Inc. - SVP

Yes, essentially some of their satellite offerings are digital DVR for the equivalent content offering of the analog-carried cable.

Chris Rowen - Robinson Humphrey - Analyst

Okay. Thank you.

Michael Harney - Scientific-Atlanta, Inc. - SVP

Yes.

Operator

Next question’s coming from Brian Coyne. Please announce your affiliation and then pose your question.

Brian Coyne - Friedman Billings - Analyst

Hi, it’s Friedman Billings. Just a couple of questions. First of all, I want to come back to set-top boxes for half a second and if you could talk about margins on boxes that use other conditional access, like Microsoft in the telco world or perhaps like NDS or Kudelski in Europe. Just about the differences you see there and what it means to you?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President & CEO

Place to start would be Cablevision where we shipped to probably three million of them. You know, we basically add value across it when we do it in Europe and we do it in Cablevision, where we’ve shipped the conditional access. I’ll let Wally comment on the specifics, but in general we’ve been doing this for a long period of time.

Wally Haislip - Scientific-Atlanta, Inc. - SVP

I think that, as you’re entering into the markets and into new customers, with new products, as we’ve indicated before, the margins tend to be more challenging than our — the Company average for set-tops, and that is certainly as we are beginning to grow into the IPTV market with new products, as well as moving aggressively internationally here with new products, those margins early on will be challenging just as our other products have been.

Brian Coyne - Friedman Billings - Analyst

Okay. Good, thanks. Quick question—

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President & CEO

I think to Wally’s point it’s more about new markets than it is about conditional access being in it or not.

Brian Coyne - Friedman Billings - Analyst

Right. Understood. Okay. One question for Dwight. On the SBC part of transmission, could you just describe a little bit, maybe give us a sense or feel about what’s in the mix there, the transition, you know, between let’s say optical and digital headends and encoders. Even sounded a little bit during the script that you said that some of the telco’s were buying your HFC equipment, and was wondering if you could describe that too?

Dwight Duke - Scientific-Atlanta, Inc. - SVP

Well, I think there’s a couple of issues there. On SBC, basically what we’re doing is helping them put in their basic headend infrastructure. We do know there is no optics business we have with SBC. It’s all headend infrastructure, encoders, multiplexers, systems integration, third party integration, those across the United States. We have multiple telephone clients around the world that we actually supply fiber-to-the-home optics to. A lot of smaller second-tier guys and internationally. So those are our two primary avenues right now for telephone architecture revenues.

Brian Coyne - Friedman Billings - Analyst

All right. Anything like—again, maybe I misinterpreted. Did you say anything about HFC or RF type equipment there, too, to telco’s?

Dwight Duke - Scientific-Atlanta, Inc. - SVP

We have all kind of different service providers that also use HFC access. We now have some of the MSO operators over in Europe thinking about using DSL technology. So that’ll all get intermixed within all these service providers.

Brian Coyne - Friedman Billings - Analyst

Okay, great. One final quick question. Wanted to ask about a number you provided in the past on your high-end boxes. Could you give us what percentage of your shipment are the high-end? You know, DVR’s, High def, DOCSIS based set-tops, out of the total?

Wally Haislip - Scientific-Atlanta, Inc. - SVP

Of the—if you include only HDTV and the DVR boxes, the total shipments in Q1 ‘06, as a percentage of the total quantity was 55%.

Brian Coyne - Friedman Billings - Analyst

Not on the—that is excluding DOCSIS?

Wally Haislip - Scientific-Atlanta, Inc. - SVP

That’s excluding DOCSIS. With the DOCSIS it is 78%.

Brian Coyne - Friedman Billings - Analyst

78% with DOCSIS. Got it. Alright, wonderful. That is all I had. Thank you.

Operator

Next question comes from Steven Kamman. Please announce your affiliation and pose your question.

Steven Kamman - CIBC - Analyst

I’ll try to keep this quick. Steve Kamman, CIBC. Any sense on the split in the MTA, the voice modem market, international versus US.? I know you had a big international quarter last quarter.

Wally Haislip - Scientific-Atlanta, Inc. - SVP

Steve, I think we continue to do very well internationally, but from—if you look at this, of the total, it still continues to be in approximately the 50% range.

Steven Kamman - CIBC - Analyst

50-50 split. Any changes on qualification —

Wally Haislip - Scientific-Atlanta, Inc. - SVP

That is not the exact number, but it continues to be in that 50% range. Okay?

Steven Kamman - CIBC - Analyst

And any news on qualifications there and other operators?

Wally Haislip - Scientific-Atlanta, Inc. - SVP

Could you re-ask the question, please?

Steven Kamman - CIBC - Analyst

Any changes in terms of qualifications and other operators or growth there?

Wally Haislip - Scientific-Atlanta, Inc. - SVP

We’re continuing to pursue business. We receive new customers every quarter and this quarter was no example — no exception to that, both in the U.S. as well as in Europe.

Steven Kamman - CIBC - Analyst

Okay. And then—

Wally Haislip - Scientific-Atlanta, Inc. - SVP

We don’t generally announce individual customers unless the customer chooses to do that himself.

Steven Kamman - CIBC - Analyst

Okay. Any update on downloadable conditional access? That is the only other question.

Allen Ecker - Scientific-Atlanta, Inc. - EVP

This is Allen, I’ll answer on that one. We had the demonstration with downloadable conditional access with the FCC and Comcast, and the next scheduled demonstration for the FCC is November 29th and that again will be jointly with Comcast and also with Motorola. And it will be a full demonstration and all reports are that the FCC was — responded very well, that we had demonstrated the capabilities.

Steven Kamman - CIBC - Analyst

Thanks very much.

Operator

Your last question is coming from Alan Bezoza. Please announce your affiliation then pose your question.

Alan Bezoza - Friedman, Billings, Ramsey - Analyst

Hey, I guess I’m not dead yet, with one last question. I want to ask you on M&A, it’s something that you kind of hinted towards before. You know, you look around the competitive landscape it is a lot of plusses and minuses in every quarter and very lumpy for a lot of the smaller players. You know, as you look around and certainly have some distressed companies out there, are you willing to kind of, you know, grow the cable business, if you will, and maybe expand on certain areas within that?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President & CEO

I think we’re always open to this. You know, we bought BarcoNet a few years ago. It’s turned out to be a very good acquisition for us. We bought the Arris transmission business off of them and we were able to make it profitable in about 30 days. So, we’re very open, but we’re also very conscious of the prices you have to pay for things. You know, we believe you create value by buying them at a fair price and bringing leverage to them. So, we continue to be open to different things, but we’re not going to go do anything crazy.

Alan Bezoza - Friedman, Billings, Ramsey - Analyst

So when you said earlier you’re not going to make any large acquisitions, what do you mean by large acquisition? Obviously you’re not buying Cisco, but what do you consider large, would you say?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President & CEO

Generally, you know, 500 million or less. Wally said he would like to keep 500 million on the balance sheet ,so I think that is probably the top end of it.

Alan Bezoza - Friedman, Billings, Ramsey - Analyst

That’s fair. Great. Thanks guys, and good luck.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President & CEO

Thank you. Well, I’d like to thank everybody for joining us. I know the call is running a little bit late. If you have questions, if you give them to Wally and Tom, we’ll be glad to handle them. So thanks again for joining us.

Operator

Thank you, ladies and gentlemen. This does conclude today’s conference call. You may disconnect your phone lines at this time and have a wonderful evening. Thank you for your participation.